Exhibit 10.1
Memorandum of Understanding
Post-Retirement Medical Care
September 26, 2007
The UAW and the Company have discussed at length the Company’s on-going financial difficulties, loss of market share and other competitive challenges. The parties have also discussed that the current cost of providing post-retirement medical care is one of the most critical issues facing the Company’s ability to compete in the North American marketplace. The UAW’s goal in these discussions was to secure, to the greatest extent possible, these benefits which are absolutely crucial to the retirement security of UAW retirees who have spent a lifetime working for the Company.
In connection with these discussions, the Company has provided the UAW extensive access to the Company’s financial records as well as actuarial information about the current and future costs of the Company’s post-retirement medical programs. The UAW, along with its outside consultants and advisors, has conducted a thorough review of the Company’s financial position and the actuarial information.
The importance of permanently restructuring post-retirement medical coverage for UAW represented employees and retirees is underscored by the fact that the Company advised the UAW that it plans to terminate the settlement agreement approved in the class action of Int’l Union, UAW, et. al. v. General Motors Corp., Case No. 06-1475/2064 (the “Henry Case”), in accordance with its terms in 2011, and exercise its right to terminate and/or modify post-retirement medical coverage for UAW retirees and their dependents. In these discussions, the UAW has reasserted its legal position that post-retirement medical coverage for current UAW retirees is vested and unalterable.
As a result of these discussions, the parties have agreed, as set forth below, that responsibility for providing post retirement medical benefits will permanently shift from the Company to the New Plan and New VEBA as described in this MOU. This MOU is subject in its entirety to ratification and necessary approvals as described below. This shall include, inter alia, approval by the SEC of settlement or negative plan amendment accounting, and final court approval of this Memorandum of Understanding (“MOU”) and the Final Settlement Documentation acceptable to the parties and Class Counsel, including approval of a non-opt out class.
1. Definitions
a.	Approval Order shall mean the order to be obtained from the United States District Court for the Eastern District of Michigan, approving in all respects this MOU and the Final Settlement Agreement Documentation, on a class-wide basis, applicable to the Covered Group.

b.	Cash Flow Projections shall have the meaning set forth in Appendix A.

c.	Class Counsel shall mean counsel retained by named plaintiffs in the Henry Case.

d.	The Committee shall mean the governing body that is responsible for the management and operation of the New Plan and New VEBA.

e.	Company shall mean General Motors Corporation.

f.	Covered Group shall mean: i) all “Class Members” as such term is defined in the settlement agreement in the Henry Case; ii) all “Future Retirees” as such term is defined in the settlement agreement in the Henry Case who are retired as of September 14, 2007; iii) all active UAW-represented employees of the Company who are on roll and have attained seniority as of September 14, 2007, and who retire from the Company with eligibility for Retiree Medical Benefits utilizing the eligibility provisions of the General Motors Health Care Program for Hourly Employees, as applicable to UAW represented Company employees under the Supplemental Agreement Covering Health Care Program of the 2003 GM-UAW National Agreement; iv) all UAW retirees of Delphi who are retired as of September 14, 2007 and entitled to Retiree Medical Benefits from the Company under the terms of Attachment B to the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring; v) all UAW represented active employees of Delphi or a former Delphi unit as of September 14, 2007, who retire with eligibility for Retiree Medical Benefits from the Company under the terms of Attachment B to the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring; vi) all UAW retirees of any other closed or divested Company-UAW business unit who are retired as of the date of this MOU to the extent the Company has responsibility for their Retiree Medical Benefits; and vii) all UAW represented active employees of any other closed or divested Company-UAW business unit who retire after the date of this MOU under circumstances where the Company has responsibility for their Retiree Medical Benefits. For purposes of this paragraph, the term active employee shall include employees on vacation, layoff, protected status, medical or other leave of absence, and any other employees who have not broken seniority as of September 14, 2007. The Covered Group shall also include eligible spouses, surviving spouses and dependents of the employees and retirees in the Covered Group, and surviving spouses entitled to Retiree Medical Benefits as a consequence of the death of an employee, who had seniority on or prior to September 14, 2007 and who died prior to retirement while still an employee with seniority, but in all cases only if they otherwise meet applicable health care program eligibility rules for Retiree Medical Benefits. In applying this term, it is the intent of the parties that all Company obligations for Retiree Medical Benefits for UAW represented retirees and employees, including that related to the eligible spouses, surviving spouses and dependents of such UAW represented retirees and employees, shall be terminated and transferred to the New Plan and New VEBA as of the Implementation Date. Under no circumstances can the definition of the Covered Group be expanded beyond such individuals or additional individuals be allowed to participate in the New Plan or New VEBA.

g.	Existing External VEBA shall mean the DC VEBA established for mitigation purposes pursuant to the settlement agreement in the Henry Case.

h.	Existing Internal VEBA shall mean the General Motors Welfare Benefit Trust which is funded and maintained by the Company.

i.	Final Effective Date shall mean the date on which any appeals from, or other challenges to, the Approval Order have been exhausted or the time periods for filing such appeal(s) or challenge(s) have expired, provided that the Final Effective Date shall be deemed to have occurred only if, at such time, the Approval Order has not been disapproved or modified as a result of any appeal(s) from or other challenge(s) to the Approval Order and the Company has completed, on a basis reasonably satisfactory to the Company, its discussions with the staff of the SEC regarding accounting treatment with respect to the New VEBA and the Company’s post-employment retiree health obligation for the Covered Group as set forth in paragraph 24 — Accounting Treatment.

j.	Final Settlement Documentation shall mean a detailed settlement agreement, trust agreement, and other necessary documents, consistent in all material respects with this MOU, as agreed to by the UAW, the Company, and Class Counsel and submitted for court approval.

k.	Implementation Date shall mean the later of January 1, 2010 or the Final Effective Date.

l.	Initial Effective Date shall mean the date on which the U.S. District Court enters the Approval Order.

m.	New Plan shall mean the new retiree health care plan funded by the New VEBA and established and maintained by either an independent committee or the joint labor-management committee, as set forth in paragraph 16 — Trust Management, to provide Retiree Medical Benefits for the Covered Group.

n.	New VEBA shall mean a new trust fund to be established effective on the Implementation Date pursuant to this MOU and the Final Settlement Documentation. Such trust fund shall be qualified as a Voluntary Employee Beneficiary Association by the Internal Revenue Service under Section 501(c)(9) of the Internal Revenue Code and, if applicable, meet the requirements of Section 302(c)(5) of the Labor Management Relations Act, 29 U.S.C. Section 186(c)(5).

o.	Retiree Medical Benefits shall mean all post retirement medical benefits, including but not limited to HSM, prescription drug, vision, dental and the $76.20 Special Benefit related to Medicare.

p.	Shortfall Amount Contribution shall mean the contribution amount, if any, defined in section 11 — Shortfall Amount Contributions of this MOU.
Coverage and Benefits
2. Coverage. Under this MOU and the Final Settlement Documentation the New Plan and the New VEBA will, as of the Implementation Date, assume responsibility for all Retiree Medical Benefits for which the Company would have formerly been responsible with regard to the Covered Group. The medical benefit coverages for active employees prior to their retirement are not within the scope of this MOU and will continue to be provided in accordance with the terms of the applicable collective bargaining agreement and health care benefit plan. Similarly, Retiree Medical Benefits for UAW-represented employees of the Company who become seniority employees after September 14, 2007 are outside the scope of this MOU and such benefits, if any, will be provided in accordance with the applicable provisions of the 2007 or a subsequent GM-UAW National Agreement.
3. Benefits for the Covered Group. Retiree Medical Benefits for the Covered Group will be provided as follows: (i) Retiree Medical Benefits will continue to be provided through the Implementation Date under the General Motors Health Care Program for Hourly Employees at the same scope and level set forth in the settlement agreement in the Henry Case, including Mitigation (for those entitled to it) by the Existing External VEBA; (ii) from the Implementation Date through December 31, 2015, Retiree Medical Benefits will continue to be provided at the scope and level set forth in the settlement agreement in the Henry Case but shall be provided through the New Plan and the New VEBA; and (iii) commencing January 1, 2016, Retiree Medical Benefits will continue to be provided through the New Plan and New VEBA at the scope and level set forth in the settlement agreement in the Henry Case, except that the Escalation (as defined in the settlement agreement in the Henry Case) will be 4%. Provided that as to both (ii) and (iii) the Committee will have the authority provided for in the Trust Agreement as set forth in paragraph 17 — Trust Agreement.
4. Implementation of New VEBA and Benefits Upon the Implementation Date. The New VEBA shall be solely responsible for providing Retiree Medical Benefits to the Covered Group beginning with claims incurred on or after the Implementation Date. In this regard, the Approval Order shall provide that on the Implementation Date the New VEBA shall assume all the responsibilities and liabilities of the Company and any Company benefit plan associated with the provision of Retiree Medical Benefits for the Covered Group for claims incurred on or after the Implementation Date and all the responsibilities and liabilities of the Existing External VEBA on such date. The parties agree that the provisions of the General Motors Health Care Program for Hourly

Employees in any way related to Retiree Medical Benefits for the Covered Group and all applicable collective bargaining agreements, letters and understandings in any way related to Retiree Medical Benefits for the Covered Group will be amended to terminate effective on the Implementation Date. No Retiree Medical Benefits or payments related to claims incurred after the Implementation Date will be provided by the Company or a Company benefit plan to the Covered Group after the Implementation Date. The General Motors Health Care Program for Hourly Employees will remain responsible for claims incurred prior to the Implementation Date and the payment of such claims will not reduce the Company’s funding obligations regarding the New VEBA under this MOU.
Payments to the New VEBA and Certain Other Financial Items
5. Separate Bookkeeping Within Existing Internal VEBA. Effective January 1, 2008 for bookkeeping purposes only, the Company will cause the Existing Internal VEBA to be divided into two bookkeeping accounts. One account will consist of the percentage of the Existing Internal VEBA’s assets as of January 1, 2008 equal to the percentage of GM’s hourly OPEB liability that is not attributable to UAW associated employees and retirees, their eligible spouses, surviving spouses and dependents (the “Non-UAW Related Account”). The second account will consist of the remaining assets as of January 1, 2008 (the “UAW Related Account”). Investment returns on and after January 1, 2008 will be applied to the bookkeeping accounts proportionally in relation to the value the assets in the UAW Related Account have to all the assets in the Existing Internal VEBA. All the assets in the Existing Internal VEBA (both in the Non-UAW Related Account and the UAW Related Account) shall be invested by the Company in the same manner as it has historically invested the assets of the Existing Internal VEBA. During the period beginning January 1, 2008 and ending on the Final Effective Date no amounts from the UAW Related Account, including its asset returns, will be disbursed from the Existing Internal VEBA. If the Final Effective Date occurs, the Company will cause the assets in the UAW Related Account on the date of the transfer to be transferred from the Existing Internal VEBA to the New VEBA as provided in paragraph 9 — Sequencing of Initial Payments to the New VEBA. The Company can elect to transfer cash in lieu of some or all of the investments in the Existing Internal VEBA, including an amount equivalent to accrued and unpaid interest and dividends net of reasonable liquidation costs.
6. Temporary Asset Account. On January 1, 2008, or as soon as reasonably practicable thereafter, the Company shall establish a Temporary Asset Account (“TAA”) to be held by the Company or a wholly owned subsidiary thereof, and shall deposit to the TAA a contingent cash payment in an amount equal to the difference between $18.5 billion and the value of the UAW Related Account on January 1, 2008, plus interest on the amount of the contingent cash payment at 9% for the period from January 1, 2008 to the date of deposit. The $18.5 billion includes $2.5 billion which represents the present value of the COLA adjustments ($1 billion) and the UAW’s decision to forego a 2009 wage increase ($1.5 billion) as referred to in sub-paragraphs 10.c and 10.b — Wage Deferral of this MOU. The Approval Order and the Final Settlement Documentation shall provide that, on the Initial Effective Date, or as soon as reasonably practicable thereafter, the Company will deposit in the TAA: (i) an amount representing the $3.8 billion on a present value basis as of January 1, 2008, as adjusted below, or in its discretion an annual amount as described in the amortization schedule under Appendix C; and (ii) pay a $1.8 billion lump sum on a present value basis as of January 1, 2008 or in its discretion pay an annual amount as described in the amortization schedule under Appendix C. The payments in both (i) and (ii) will be increased to reflect interest at 9% from January 1, 2008 to date of deposit. With regard to the adjustment of the $3.8 billion, if the Initial Effective Date is after January 1, 2008, then the $3.8 billion will be reduced by the value of wage deferral contributions paid or payable to the Existing External VEBA under the settlement agreement in the Henry Case (assuming a 9% rate of return on such contributions) from January 1, 2008 through the Initial Effective Date. With regard to payments in (i) and (ii) above, the Company reserves the right to pre-fund the future annual payments by paying the applicable “Buyout Amount” shown in Appendix C. Except as provided in this MOU, control of the TAA and the assets in it shall be solely within the Company’s discretion. To the extent practicable the assets in the TAA, other than the GM convertible note, shall be invested in a manner consistent with the Existing Internal VEBA.
7. Convertible Note. On January 1, 2008, or as soon as practicable thereafter, the Company will deposit in the TAA the GM convertible note described in Appendix B.
8. Payment to New VEBA. If the Final Effective Date occurs, the balance in the TAA as of the Final Effective Date, excluding the convertible note provided for in Appendix B (the “TAA Equivalency”), shall be deposited in the New VEBA as provided in section 9 — Sequencing of Initial Payments to the New VEBA. If the Final Effective Date does not occur because (a) the Approval Order has been disapproved or modified as the result of an appeal, or (b) the Company has not completed, on a basis reasonably satisfactory to the Company, its discussions with the staff of the SEC regarding accounting treatment with respect to the New VEBA and the Company’s obligation for Retiree Medical Benefits for the Covered Group as set forth in paragraph 24 — Accounting Treatment, the TAA shall be terminated. In addition, if the Final Effective Date has not occurred by December 31, 2011, the TAA shall be terminated. If the TAA is terminated prior to the Final Effective Date, the Company shall contribute to the Existing External VEBA cash in an amount equal to the amount that would have otherwise been contributed to the Existing External VEBA, under the terms of the settlement agreement in the Henry case, between the Initial Effective Date and the date of termination of the TAA plus the earnings associated with such amount. Upon termination of the TAA, the remaining assets may be used for any corporate purpose or purposes by the Company. The December 31, 2011 date may be extended by agreement between the Company and the UAW.
9. Sequencing of Initial Payments to the New VEBA; Termination of Existing External VEBA and TAA. The initial payments to the New VEBA shall be made, and the Existing External VEBA and TAA shall be terminated, as provided below.
a.	Within 10 business days after the Final Effective Date, the Company shall direct the trustee of the Existing Internal VEBA to transfer to the New VEBA the assets of the UAW Related Account or an amount equal to the balance in the UAW Related Account on the date of the transfer (“Payment No. 1”). Upon transfer, the Existing Internal VEBA trust agreement shall be amended to terminate participation and coverage regarding Retiree Medical Benefits for the Covered Group.

b.	The Approval Order shall provide that the Existing External VEBA Committee shall amend the terms of that VEBA to permit the transfer of its assets to and the assumption of its liabilities by the New VEBA, and such Committee shall instruct the trustee of the Existing External VEBA to transfer the entire balance of that VEBA to the New VEBA after Payment No. 1 has been made and before the 15th business day after the Final Effective Date (“Payment No. 2”). The Approval Order shall also provide that the Existing External VEBA shall be terminated after Payment No. 2 has been made.

c.	The balance in the TAA, excluding the convertible note, or at GM’s discretion assets having a value equal to the balance in the TAA, excluding the convertible note, as of the Final Effective Date, shall be transferred to the New VEBA after Payment No. 2 has been made and before the 20th business day after the Final Effective Date (Payment No. 3). If the Company elects to transfer cash in lieu of some or all of the investments in the TAA (other than the convertible note), it will include an amount equivalent to accrued and unpaid interest and dividends net of reasonable liquidation costs.

d.	The convertible note will be transferred to the New VEBA after Payment No. 3 has been made. This transfer will occur within 25 business days after the Final Effective Date assuming the contribution is permitted by law. If the convertible note is not a qualifying employer security, the Company and the New VEBA will apply for a prohibited transaction exemption to permit the New VEBA to acquire and hold such employer securities. Similarly, if employer securities and employer real property would exceed 10 percent of the total assets in the New VEBA immediately after deposit of the convertible note, the Company and the New VEBA will apply for a prohibited transaction exemption to permit the New VEBA to acquire and hold the convertible note. If the Company and New VEBA cannot timely obtain a needed exemption, the parties will meet and discuss an appropriate alternative with comparable risk and value parameters. After the contribution of the convertible note, the TAA shall be terminated.

e.	The UAW and the Company acknowledge that the instrument establishing the TAA and communications to the Covered Group regarding the TAA, shall be consistent with the principles set forth in DOL Advisory Opinions 92-02A, 92-24 and 94-31A so as to avoid the assets in the TAA being deemed “plan assets” within the meaning of ERISA. In the event the Company determines that the assets in the TAA are plan assets the Company will apply for a prohibited transaction exemption to permit the acquisition and holding of the employer securities in the TAA.

10. Wage Deferral.
a.	The Company will continue to deposit into the Existing External VEBA the wage deferral established pursuant to the Section 13.C. of the settlement agreement in the Henry Case (including all of the Cost of Living Allowance “COLA” subtraction and non-payment of the September 18, 2006 general increase to the hourly wage rate) until the Initial Effective Date. As a result of the Company agreeing to pre-fund into the TAA the future wage deferral cash flow impact of $3.8 billion from the Henry Case on the basis set forth in paragraph 6 — Temporary Asset Account, the Approval Order shall provide that the Company will no longer be required to make deposits of the wage deferral from the Henry Case and such wage deferral will continue into perpetuity increasing at $0.02 per hour per quarter as described in the settlement agreement in the Henry Case.

b.	There shall be no general increase to the hourly wage rate in 2009 regardless of whether or not the Final Effective Date occurs. As a result, the Company agreed to pre-fund into the TAA $1.5 billion which represents the future impact of a 3% Wage Increase in 2009.

c.	Effective with the December 1, 2007 COLA adjustment and ending September 1, 2011, up to four cents ($0.04) per hour per quarter will be diverted from COLA otherwise calculated for current or future employees into perpetuity. As a result, the Company agreed to pre-fund into the TAA $1 billion which represents the impact of this future COLA adjustments; provided however, that if the Final Effective Date does not occur the cumulative effect of four cents ($0.04) per hour per quarter of COLA referred to in this subsection c. will be reinstated and contributed prospectively to the Existing External VEBA, if permitted by law. If not permitted by the law, the Company and the UAW will agree on the disposition of such COLA adjustment.
11. Shortfall Amount Contributions. The Company will make an initial Shortfall Amount Contribution of $165 million to the TAA on April 1, 2008. If in a given year after the year of such initial payment, the Cash Flow Projection shows that the Company account or sub-account of the New VEBA will become insolvent within 25 years following the January 1 immediately preceding such Cash Flow Projection, the Company shall contribute to the New VEBA (or the TAA for periods prior to the Final Effective Date) by April 1 an amount in cash equal to $165 million per occurrence. There will be no more than 19 Shortfall Amount Contributions after the initial Shortfall Amount Contribution on April 1, 2008. For any year in which the Cash Flow Projection shows that the Company’s account or sub-account will maintain solvency for more than 25 years beyond the January 1 immediately preceding such Cash Flow Projection, no Shortfall Amount Contribution will be required. (See Appendix A for details concerning the Cash Flow Projections and Shortfall Amount Contributions calculations.) Further, the Company reserves the right to pre-fund, at any time, all then-remaining future annual

Shortfall Amount payments by paying the applicable “buyout amount” (determined by the number of Shortfall Amount payments made prior to the exercise of this pre-payment option) as shown in the amortization schedule in Appendix C.
12. Other Payments to the Existing External VEBA.
a.	The “Third Contribution” of $1 billion will continue to be payable by the Company as set forth in the settlement agreement in the Henry Case. In the event such payment becomes payable only after the Final Effective Date, the Approval Order shall provide that such payment will be made to the New VEBA rather than the Existing External VEBA.

b.	The Approval Order shall provide that any obligation of the Company related to the amounts called for in the “Benefit Change Profits” or the “Incremental Amount”, as set forth and defined in section 13 of the settlement agreement in the Henry Case, shall cease upon the Initial Effective Date. In the event that any amounts related to such items have been paid by the Company to the Existing External VEBA prior to the Final Effective Date, the required contributions set forth in paragraph 8 — Payment to New VEBA will be reduced by such amount plus interest at 6%.

c.	The Approval Order shall also provide that if the contribution related to “Increase in Stock Value” and “Dividends” as set forth in section 17 of the settlement agreement in the Henry Case is less than $240 million the Company will contribute to the New VEBA the difference between the total proceeds received in normal course and $240 million plus interest at 9% effective from January 1, 2008 up to September 1, 2009. If the contribution related to “Increase in Stock Value” and “Dividends” is more than $240 million the required contributions set forth in paragraph 8 — Payment to New VEBA will be reduced by the amount in excess of $240 million, plus interest at 9%.
13. Future Contributions. The UAW and the Covered Group may not negotiate to increase any of the funding obligations set out herein. The UAW also agrees not to seek to obligate GM to: (i) provide any additional contributions to the New VEBA; (ii) make any other payments for the purpose of providing Retiree Medical Benefits to the Covered Group; or (iii) provide Retiree Medical Benefits through any other means to the Covered Group. Provided, that, to the extent that may be proposed by the UAW, employees are permitted to make contributions to the New VEBA of amounts otherwise payable in profit sharing, COLA, wages and/or signing bonuses. The Approval Order shall specify that any such future contribution by employees is permitted under Section 302.
14. Pension Benefits. As part of the consideration for the economic substance of the matters set forth in this MOU, the Company and the UAW agree to amend the General Motors Hourly-Rate Employees Pension Plan (“Pension Plan”) on the Final Effective Date to provide to retirees who are members of the Covered Group and eligible surviving spouses who are members of the Covered Group a flat monthly special lifetime benefit of $66.70 (which will not be escalated) commencing on the first of the month immediately following the Final Effective Date. This special lifetime benefit is intended to serve as a cost pass-through to the New VEBA of an equivalent after tax increase in the monthly contribution regarding Retiree Medical Benefits for the Covered Group. As a result, the New Plan and New VEBA shall assess an additional non-escalating monthly contribution payable by the Covered Group for Retiree Medical Benefits of $51.67 per month.
Retirees and surviving spouses who are members of the Covered Group but not currently receiving a monthly benefit from the Pension Plan will not be entitled to receive the flat monthly special lifetime benefit of $66.70 nor will they be required to make the monthly contribution to the VEBA of $51.67. For purposes of determining a current or future Covered Group member’s status as a Protected Retiree under the terms of the settlement agreement in the Henry Case, the flat monthly special lifetime benefit described above and any other new pension increase negotiated in the 2007 GM-UAW National Agreement shall not be included in pension income.
15. Administrative Costs. The New VEBA will be responsible for all administrative costs of the New Plan and the New VEBA commencing on the Implementation Date.
Other Items
16. Trust Management. During the negotiations regarding this MOU, the UAW proposed that the Company agree to structure the New VEBA as a multi-employer trust governed by a joint labor-management committee in accordance with Section 302(c)(5) of the Labor Management Relations Act, 29 U.S.C. §186(c)(5), that included Company representation. The Company responded by indicating that it would consider the request subject to the need to secure appropriate accounting treatment as set forth in paragraph 24 — Accounting Treatment. To resolve this issue, the Company has agreed to include as a part of its submission to the SEC a request for guidance on the impact of a Company representative serving as a member of the New VEBA trust committee in accordance with the terms of the trust agreement as described in paragraph 17 — Trust Agreement. If as a result of the Company’s discussions with the SEC staff the Company reasonably believes that participation on the New VEBA trust committee would adversely impact the Company’s proposed accounting regarding the transaction, the Company may elect not to participate on the New VEBA trust committee. The Company’s failure to secure the required favorable accounting treatment as set forth in paragraph 24 — Accounting Treatment will result in no Company participation on the New VEBA trust committee.
In the event that the Company participates on a trust committee with Ford and/or Chrysler, the Trust Agreement and the Final Settlement Documentation will provide for separate accounts or separate sub-accounts for each participating company and that the assets in each separate account or sub-account may only be used for the covered group of each respective company. If more than one company participates in the New VEBA, all benefits provided shall be paid from the respective company’s sub-account. No assets in the Company account or sub-account may be used to pay for benefits to persons other than the Covered Group and assets from any other account or sub-account in the New VEBA may not be used to pay for benefits for the Covered Group. In addition, the Trust Agreement, Final Settlement Documentation and Approval Order shall provide that the Company or the Company’s account or sub-account will not have any liability for the obligations of either Ford and/or Chrysler or their retirees if a multi-employer structure should apply.
17. Trust Agreement. The Final Settlement Documentation will include a trust agreement (the “Trust Agreement”) which will govern the operation of the New VEBA. The Trust Agreement shall be prepared by the UAW and Class Counsel, and shall be subject to approval by the Company whose approval shall not be unreasonably withheld. The trust agreement will incorporate the following:
a.	The Trust Agreement shall provide that to the extent permitted by law the New VEBA shall indemnify and hold the Committee, the UAW, GM and the employees, officers and agents of each of them harmless from and against any liability that they may incur in connection with their duties in regard to the New Plan and New VEBA, unless such liability arises from their gross negligence or intentional misconduct. The Committee shall not be required to give any bond or any other security for the faithful performance of its duties under the Trust Agreement, except as such may be required by law.

b.	The Committee shall establish the New Plan for the Covered Group consistent with the terms of this MOU and, if applicable, Ford and/or Chrysler covered groups respectively. Except as otherwise specified in this MOU and the Trust Agreement, the Committee shall have sole discretion to determine the Retiree Medical Benefits to be provided to the Covered Group (and if applicable the Ford and/or Chrysler covered groups) by the New Plan and New VEBA, including without limitation, the form, amount and conditions of such benefits and the contributions that the Covered Group must make to help defray the cost of their coverage.

c.	The Committee will be required to maintain benefit levels in all cases to be consistent with the level set forth in the terms of the settlement agreement in the Henry Case until January 1, 2012.

d.	The Committee will have the authority and the obligation to adjust benefit designs to accommodate evolving clinical standards and appropriate new technologies. The Committee shall also have authority to implement utilization management/review programs and take other reasonable steps to promote efficient delivery of benefits.

e.	The Trust Agreement shall provide that on or after the Implementation Date the New VEBA shall be entitled to receive any Medicare Part D subsidies and other health care related subsidies regarding benefits actually paid by the New VEBA which may result from future legislative changes, and that the Company shall not be entitled to receive subsidies related to prescription drug benefits and other health care related benefits provided to the Covered Group by the New Plan and New VEBA.
18. Default and Cure. The Committee of the New VEBA will have the right to accelerate some or all of the payment obligations of the Company under this MOU if the Company defaults on any payment obligations under this MOU and such default is not cured within 15 business days after the Committee gives the Company notice of such default. To cure such default, the Company will pay the amount then in default plus accrued interest on such amount at the rate of 9% per annum. Payments due under the convertible note may also be accelerated under this provision only to the extent that the note is then held by the New VEBA. GM also agrees to provide the trust with the same covenants in Section 4.06 of the GM indenture, filed with the SEC on Form S-3, dated November 14, 1995.
19. Cooperation. The Company shall cooperate with the Committee and at the Committee’s request undertake such reasonable actions as will assist the Committee in the transition of responsibility for plan administration from the Company to the New VEBA and the Committee. Such cooperation shall include educational efforts and communications with respect to the Covered Group so that they understand the transition and understand the claims submission process and any other administrative changes undertaken by the Committee. Before and after the Implementation Date, at the Committee’s request and as permitted by law, the Company shall furnish to the Committee such information and shall provide such cooperation as may be reasonably necessary to permit the Committee to effectively administer the New VEBA and the New Plan, including, without limitation, the implementation and administration of voluntary premium deductions from the pension benefits of retirees, and the retrieval of data in a form and to the extent maintained by the Company regarding age, service, pension and medical benefit eligibility, marital status, mortality, claims history and enrollment information of the Covered Group. The Company shall also cooperate with the Union and the Committee and undertake such reasonable actions as will enable the Committee to perform its administrative functions with respect to the New Plan and New VEBA, including ensuring an orderly transition from Company administration of the Retiree Medical Benefits to the New Plan and New VEBA. The Company shall be financially responsible for reasonable costs associated with the transition of coverage for the Covered Group to the New Plan and New VEBA. This shall include educational efforts and communications with respect to retirees, creation of administrative procedures, initial development of record sharing procedures, the testing of computer systems, vendor selection and contracting, and other activities incurred on or before the Implementation Date, including but not limited to costs associated with drafting the trust agreement for the New VEBA, seeking from the Internal Revenue Service a determination of the tax-exempt status of the New VEBA, plan design and actuarial and other professional work necessary for initiation of the New Plan and New VEBA and the benefits to be provided there under. The Company payments described in this Paragraph shall not reduce its funding, and if the New VEBA is a multi-employer welfare trust shall be pro-rated among the participating companies based on the ratio of required funding for each company. Payment of these costs shall be set forth explicitly in the Approval Order.
20. Fees. The UAW will apply to the court for reimbursement of reasonable attorney and professional fees (not to include any success fee, completion bonus or rate premiums) for work performed in connection with the court proceedings and approval for the payment of certain professional fees associated with the settlement process. The Company agrees not to oppose such application for reasonable fees, and the Company shall bear the cost of mailing all required notices to Company related class members in connection with obtaining court approval.
21. Indemnification. The parties will seek court approval of a mutually agreeable indemnity provision whereby the Company agrees to indemnify the UAW from liability incurred as a result of the UAW’s entering into, or participation in the discussions regarding this MOU.
22. Legal Judgment. There is currently a dispute between the Company and the UAW regarding whether the Company can unilaterally modify Retiree Medical Benefits or whether such benefits are vested with respect to Covered Group Members currently receiving Retiree Medical Benefits. The Henry Case was filed by the UAW and retirees in the U.S. District Court for the Eastern District of Michigan regarding this dispute. As soon as reasonably practical, GM and the UAW will jointly file a motion in the Henry Case to modify or amend the settlement agreement in that case to conform to the terms of this MOU and Final Settlement Documentation, promptly serve a copy of the motion on Class Counsel, and take whatever other action is reasonably necessary to obtain a judgment modifying the existing Henry Case settlement agreement as described and approving a superseding class-wide settlement which (a) incorporates this MOU and the Final Settlement Documentation, and (b) is binding on all the Covered Group, the Company and the UAW. The parties will work diligently and in good faith to finalize, as soon as possible, a settlement agreement, secure class certification, and obtain a judgment approving a class settlement that is fair for all class members, consistent with the terms of this MOU and binding upon the Covered Group. The parties will also work in good faith to support the settlement should any appeals be filed.
23. No Prejudice. This MOU, and anything occurring in connection with reaching this MOU, are without prejudice to the Company, the UAW and the Covered Group. It is intended that neither party nor the Covered Group may use this MOU, or anything occurring in connection with reaching this MOU, as evidence against GM, the UAW or the Covered Group in any circumstance except where the parties are operating under or enforcing this MOU or the Approval Order.
24. Accounting Treatment. Throughout the negotiations, the Company has emphasized that a key element in its decision to enter into the MOU is securing satisfactory accounting treatment regarding the transaction. In the event that the economic substance of the transaction does not meet the specific requirements for settlement accounting as determined by paragraphs 90-95 of FASB Statement No. 106, as amended, it is expected that the terms of this MOU would give rise to substantive plan amendment accounting. For purposes of this provision, substantive plan amendment accounting would reflect the Company’s revised, fixed and capped obligations as determined under this MOU. The parties agree that the MOU, Final Settlement Agreement Documentation and Final Effective Date are contingent on the Company securing the appropriate accounting treatment for the Company’s obligations to the Covered Group for Retiree Medical Benefits. As soon as practicable after ratification of the MOU, the Company will discuss the accounting for the New VEBA and its obligations to the Covered Group for Retiree Medical Benefits with the staff of the Securities and Exchange Commission (SEC). If, as a result of those discussions, the Company believes that the accounting for the transaction may not be a settlement as contemplated by paragraphs 90-95 of FASB Statement No. 106, as amended, or a substantive negative plan amendment reasonably satisfactory to the Company, the parties will meet in an effort to restructure the transaction to achieve such accounting. If the parties are unable to reach an agreement on terms that the Company reasonably believes will provide such accounting, the MOU will terminate. If the discussions with the staff of the SEC are not complete by the date of the Final Settlement Documentation, the Final Settlement Documentation will contain a corresponding provision regarding the appropriate accounting and termination of the final settlement if such accounting is not achieved as to the New VEBA and Company’s obligations to the Covered Group for Retiree Medical Benefits.
25. Conditions Precedent. This MOU is subject, in its entirety, to ratification in accordance with the UAW Constitution; obtaining a class certification order in a form acceptable in form and substance to GM, the UAW and Class Counsel; obtaining an Approval Order as defined herein including appropriate releases, in a form acceptable in form and substance to GM, the UAW and Class Counsel; treatment of the Henry Case Settlement as described in this MOU; the Company’s completion, on a basis reasonably satisfactory to the Company, of its discussions with the staff of the SEC regarding accounting treatment with respect to the New VEBA and the Retiree Medical Benefits for the Covered Group as set forth in paragraph 24 — Accounting Treatment; if applicable, a determination by the Company that the New VEBA satisfies the requirements of Section 302(c)(5) of the Labor Management Relations Act and that the Company Sub-account can be lawfully segregated from claims by Ford and/or Chrysler retirees; and the occurrence of the Final Effective Date as defined herein. In the event that the Final Effective Date has not occurred before January 1, 2012, but the court approval process is still underway on such date, the Company and the UAW may, by mutual agreement, maintain in full force and effect the settlement of the Henry Case.
26. Final Documents. All matters set forth in this agreement are subject to full legal documentation satisfactory to the parties consistent with the provisions set forth in this agreement.

27. Health Care Reform. The Company will publicly support federal policies to improve the quality and affordability of health care, and work cooperatively with the UAW towards that goal in accordance with Attachment E of the Memorandum of Understanding dated October 29, 2005.
28. National Institute For Health Care Reform. The parties agree to form a National Institute for Health Care Reform to be effective on or after the Initial Effective Date. The details of such an institute require further discussion and analysis by the parties with the goal of completing such discussions by the date of the Final Settlement Documentation. Subject to Ford and Chrysler participation and their financial support on a proportionate basis, the Company agrees to make five annual $3 million dollar contributions to support a National Institute for Health Care Reform commencing on the later of the Initial Effective Date or establishment of the institute.
Such institute would be established to conduct research and to analyze the current medical delivery system in the United States, develop targeted and broad-based reform proposals to improve the quality, affordability and accountability of the system, and educate the public, policymakers and others about how these reforms could address the deficiencies in the current system, e.g., skyrocketing costs, massive number of people left uninsured, profit driven decision-making on delivery of care, etc. The Institute would be the premier research and educational health care reform “think tank” dedicated to understanding, evaluating and developing thoughtful and innovative reform measures that would improve the medical delivery system in the U.S. and expand access to high quality, affordable and accountable health coverage for all Americans. The Institute would:
•	Engage economists, analysts, academics and others who are experts on the U.S. and other health care systems as well as the public policies, physician, hospital and other provider systems that would need to be changed to improve health care quality, affordability and accountability in the U.S.

•	Conduct studies and analyses of the current system and alternative structures, including ways to reduce prescription drug costs, ensure drug safety and better inform patients of appropriate drug choices

•	Operate as a clearinghouse for best practices that should be employed throughout the medical delivery system to ensure that error-free, high quality health care is available throughout the U.S.

•	Develop innovative policy solutions to improve the current health care system

•	Host forums for discussion and debate of public policies that would improve the health care system and facilitate the interaction of ideas among experts

•	Formulate wide-ranging communications materials that discuss and describe reform measures.
29. No Responsibility for Asset Returns. The parties recognize that the Company is not responsible for, nor does it guarantee the asset returns of the amounts in the TAA or the New VEBA.

30. Termination. This MOU shall terminate if:
a.	The Final Effective Date has not occurred by December 31, 2011 and the Company and the UAW do not agree to an extension of time to reach the Final Effective Date; or

b.	The conditions precedent set forth in paragraph 25 are not met by December 31, 2011 and the Company and the UAW do not agree to an extension of time to meet the conditions precedent.

International Union, UAW	General Motors Corporation

Dated:	Dated:

Appendix A — Cash Flow Projections
Timing and Census Data
Each year prior to the Final Effective Date, before February 28th of such year, a qualified actuary retained by the Company (the “Company Actuary”) or commencing on the Final Effective Date, before the later of February 28, of such year, or 45 days after the communication to the Committee by the Company of the actuarial assumptions described in the first paragraph of Cash Flow Assumptions below, a qualified actuary retained by the Committee (the “Actuary”), shall perform a 60 year cash flow projection (the “Cash Flow Projection”) based on generally accepted actuarial standards of practice including the census data, assumptions and methods outlined below. (Note: Reference to the “Actuary” herein shall be deemed to refer to the Company Actuary when describing activities occurring prior to the Final Effective Date.)
The cash flows included in the Cash Flow Projection will be based on the entire cash flow amount (i.e., cash flow based on the “expected post-retirement benefit obligation” as defined by FASB Statement No. 106), and will not be based on a pro-rata portion of the cash flow based on an employees’ past years of service (i.e. cash flow based on the “accumulated post-retirement benefit obligation” as defined by FASB Statement No. 106).
The Cash Flow Projection shall be performed based on an annual actuarial valuation with a measurement date as of the December 31 immediately prior to the February 28 delivery date for the Cash Flow Projection. The projected annual cash flow amounts included in the Cash Flow Projection should be determined on a calendar year basis.
The participant census data used for the projection should be based on participant census information collected no more than six (6) months prior to the measurement date described above, updated for significant changes or events occurring between the data collection date and the measurement date (examples of significant events include, but are not limited to, special attrition programs, divestitures and plant closings). The participant census data file should only include individuals in the Covered Group.
Cash Flow Assumptions
For purposes of performing the Cash Flow Projection, the following actuarial assumptions, as communicated to the Committee by the Company should be identical to those used by the Company for the Covered Group with the FASB Statement No. 87 (FAS87) actuarial valuation of the General Motors Hourly Pension Plan for the fiscal year ending on or before the measurement date
•	Mortality table assumptions for healthy and disabled participants

•	Employee turnover assumptions

•	Retirement age assumptions

•	Disability incidence assumptions

•	Assumed age difference between employees/retirees and their covered spouse (except where actual data is used and available such as existing retirees)
The health care trend rate assumption used for the Cash Flow Projection will be set based on the average assumptions reported in the most recent Deloitte Consulting Annual Survey of Economic Assumptions and the Watson Wyatt Annual Survey of Accounting and Other Post-retirement Benefits for SFAS 106/87 Assumptions, as of the measurement date each year. The information used from the survey shall be as follows:

i)	Initial year health care trend rates
ii)	Ultimate health care trend rate
iii)	Number of years from the year of the initial year health care trend rate to the year of the ultimate trend rate.
The health care trend rate components above shall be set equal to the average of the median results reported in the two surveys. Health care trend rates between the initial and ultimate rate will be determined based on grading the rates down linearly over the number of years from the initial to the ultimate rate.
If the Actuary determines that the default health care trend rate assumptions described above do not fall within a reasonable range (such as the Best Estimate Range as defined in the Actuarial Standard of Practice 27) based on emerging plan experience, the Actuary may adjust those default values to reflect such anticipated experience, as long as the adjusted values do not differ from the default calculated values by an amount not to exceed the corridor shown below:

i)	Initial year health care trend	+/- 0.25%
ii)	Ultimate year health care trend	no corridor
iii)	Trend for interim years	pro rata from Initial to Ultimate
iv)	Years to Ultimate: default value	+/- 2 years from rounded
The Company Actuary will provide the UAW and Committee (if in existence) or the Actuary will provide the Company with documentation to justify the use of assumptions different from the default health care trend, as anticipated under the Actuarial Standards of Practice.
The initial year health care trend rate shall be applied to increase base year per capita costs, as defined below. For example, for the Cash Flow Projections with a Measurement Date of December 31, 2011, the initial year health care trend rate is applied to the increases in per capita claims costs from 2010 to 2011.
The health care trend rate assumptions described above shall be applied to all of the per capita cost amounts described below, except for the per capita costs for plan administrative fees and expenses. The trend rate assumption to be applied to plan administrative expenses shall be no more than 3% per annum
Health care trend rates shall not include the impact of i) any actual or anticipated plan design changes, or ii) the impact of any changes in the age or Medicare-eligibility status of the Covered Group already reflected in the per capita health care claims costs. Those cost drivers should be separately reflected appropriately within the valuation, but outside of the medical trend assumption.
To the extent that the published surveys referenced above cease to be published, or based on the mutual agreement of the Company, and the Committee (as advised by their respective Actuaries) cease to be appropriate for use in this analysis, a suitable alternative shall be found and agreed upon by the parties.
Claim Cost Calculations
Base year per capita health care claims costs shall be prepared utilizing actual incurred per capita health care claims for the calendar year immediately prior to the year of the measurement date, with claims run-out for at least 3 months following the year (for example, for the December 31, 2011 measurement date, per capita claims costs shall be prepared based on actual per capita claims costs incurred during the 2010 calendar year, based on claims run-out through at least March 31, 2011). Per capita claims costs should be adjusted for the estimated amount of any claims incurred but paid after the run-out date using generally accepted actuarial principles and historical actual claims run-out experience for the Retiree Medical Benefits provided to the Covered Group.
Separate per capita claims costs should be prepared for each of the following benefits: HSM, prescription drugs, dental, vision and plan administrative fees and expenses. For purposes of per capita claim cost projections determined for claim costs prior to the Effective Date, a five (5) basis point load for administrative expenses shall be included in the experience.
To the extent that the results are statistically credible, per capita costs should be prepared by 5 year age groups. Where cohort groups of five year age groups or benefits do not result in statistically credible populations, reasonable actuarial techniques to smooth the claim experience, combine age groups or otherwise determine costs in such a way as to approximate the desired level of detail without compromising the integrity of the results will be permitted. Separate per capita costs should be prepared for gross HMSD costs (prior to reduction for deductibles, coinsurance and other point-of-care cost-sharing, but net of the portion of the costs paid by Medicare), HMSD deductibles, coinsurance and other point-of-care cost-sharing, gross prescription drug costs (prior to reduction for deductibles, coinsurance and other point-of-care cost-sharing, but net of the portion of the costs paid by Medicare), and prescription drug deductibles, coinsurance and other point-of-care cost-sharing. Separate HMSD per capita costs will be prepared for the TCN program, the PPO program and for HMOs.

Prescription drug per capita costs shall reflect the level of prescription drug rebates, subsidies or other discounts that the Committee has negotiated with their prescription drug vendor or received from CMS or otherwise as of the measurement date.
The per capita costs should represent costs for the plan designs described in this MOU (and by reference, the 2005 Henry Case). If the Committee changes the Retiree Medical Benefits provided to the Covered Group from the plan designs described in this MOU, and/or if the historical claims information used to develop the per capita costs reflect claims under a design that differs from the design described in this MOU, the per capita costs should be appropriately adjusted to be no larger or smaller than an actuarial estimate of the costs that would have been incurred under the plan design described in this MOU. Adjustment factors should be developed based on generally accepted actuarial standards and reflect differences in items such as (but not limited to) changes in cost-sharing, changes in government programs and anticipated changes in utilization of health care services. The adjustment factors used shall be mutually agreed upon by the Committee, the UAW and the Company.
The current General Motors Hourly OPEB Medical FASB Statement No. 106 actuarial valuation assumes that any savings attributable to changes in health care utilization resulting from the plan changes approved in the settlement in the Henry Case will gradually decrease over time to the extent that actual health care trend increases are higher than the annual Escalation of the retiree cost-sharing amounts. The Cash Flow Projection should apply this same assumption for this gradual decrease in utilization savings, unless actual experience proves to be different.
The Cash Flow Projection should reflect monthly contributions made by retirees and any future Escalation on those amounts. The Cash Flow Projection should also reflect the contribution associated with the flat monthly special lifetime benefit of $66.70 (which will not be escalated) which, when adjusted for the net of average expected Federal, State and Local income taxes results in a monthly amount of $51.67 to be contributed to the VEBA commencing on the first of the month immediately following the Final Effective Date
The General Motors Hourly OPEB Medical FASB Statement No. 106 actuarial valuation currently includes assumptions regarding the following:
•	Percentage of retirees electing coverage

•	Percentage of future retirees electing coverage for a spouse

•	Prevalence of non-spouse dependents
As appropriate, and consistent with generally accepted actuarial principles, the Cash Flow Projection shall include assumptions for the items listed above based on experience studies of the Covered Group conducted at least every 5 years, and implemented as soon as practicable following the completion of the experience study.

Cash Flow Projections will reflect any wage and COLA contributions as defined in the settlement agreement in the Henry Case made through the Initial Effective Date. Additionally all Cash Flow Projections will reflect agreed upon upfront cash settlements, such as those related to the present value of the COLA adjustments and the UAW’s decision to forego a 2009 wage increase, and required future contributions such as the “Third Contribution” and the Increase in Stock Value Contribution described in Paragraph 12 of the Agreement. No additional employee contributions permitted under Paragraph 13 of the Agreement will be included.
Shortfall Contribution
For purposes of determining whether any Shortfall Amount Contributions will be required under Paragraph 11, the Cash Flow Projection shall use an expected return on assets compounded equivalent to a 9% annual rate of return. The Cash Flow Projection shall not assume receipt of any future Shortfall Amount Contributions.
For purposes of determining whether any Shortfall Amount Contributions will be required, the Cash Flow Projection shall assume the following with respect to the timing and crediting of the assumed 9% expected return on assets of cash in-flows and out-flows:
•	Health care benefits incurred, plan administrative fees, Medicare Part B supplemental benefits, retiree point-of-care cost-sharing incurred and retiree contributions incurred — assume annual amounts are incurred monthly, are equal to 1/12th of the projected annual calendar year amounts, and are received/payable:

•	For the $76.20 Special Benefit related to Medicare Part B supplemental benefits paid, and retiree contributions received: at the beginning of the month,

•	For all other benefits: at the middle of the month.

•	The Company Actuary or the Actuary may add a reasonable additional first year cash flow to reflect the run-out of claims for services rendered prior to the measurement date and the administrative expenses necessary to process such claims (IBNR).

•	Cash and stock contributions will be contributed as of their scheduled date.
For purposes of determining whether any Shortfall Amount Contributions will be required, the starting and projected value of the assets of the New VEBA shall be measured on a market value basis, adjusting for accrued income and accrued expenses. However, if the Committee modifies the benefits provided by the New Plan or New VEBA the cumulative difference in actual benefits paid versus those that would have been paid, had there been no change in the benefit structure or the retiree group will be added/subtracted from the starting market value of assets to offset for such changes. Such adjustment will also include expected investment returns on those payments at historical rates of return. Reasonable estimates may be used. Actual benefits paid may need to change depending on asset returns, medical trend, and other factor.
For purposes of measuring the market value of the convertible notes for the solvency test, the value used will be the greater of the value of the convertible security on an as converted basis or the average of quotes received from three financial institutions to be chosen by the Committee. Each of the financial institutions chosen by the Committee shall be one of the top five underwriters (in dollar terms) of convertible debt securities in the last year. The individual quotes from the financial institutions will be based on an average price of GM common stock for the five business days immediately leading up to the solvency test date and will be based on common valuation information provided by the Committee to the three institutions.
Generally accepted actuarial standards and practices evolve over time. In recognition of this fact, the actuarial assumptions and methods used to prepare the Cash Flow Projections and to determine whether Shortfall Amount Contributions are required may be changed from those outlined in this MOU upon mutual agreement of the Committee and the Company.
In the event that the Company or the UAW disputes the assumptions or methodology used by the Actuary in calculating the Cash Flow Projection, the dispute shall be resolved through an expedited dispute resolution procedure (which shall be set forth in detail in the Final Settlement Agreement Documentation), with final resolution by a neutral actuarial firm if necessary. In such event, the Cash Flow Projection will be due not earlier than 30 days following the date of the dispute resolution.
For purposes of determining the Company’s obligation to make a Shortfall Amount Contribution, the Cash Flow Projection will not include Ford or Chrysler related assets or obligations.
Other
After the transfer of UAW Related Assets referenced in paragraph 9, the New VEBA will reimburse the Company and the Company will reimburse the New VEBA within 10 business days (or, in the case of any Actual Mitigation True Up Amounts, no later than the October 1 following the Implementation Date) an amount based on generally accepted actuarial standards, as calculated by the Company Actuary and reviewed and approved by the Actuary, for any mitigation or other amounts that the Existing External VEBA owes or owed the Company, including but not limited to mitigation true up and administrative cost in manner consistent with the Henry case settlement.
The Company and the Committee shall have the right to audit all information used to derive any calculation or amount referenced in this section. The parties shall fully cooperate with any such audit.

Appendix B — Convertible Note and Registration Rights
Summary Term Sheet:
$4.3725 billion Convertible Note

Term	Description
Issuer:	GM

Holder:	New VEBA Trust

Aggregate Principal Amount:	$4.3725 billion

Annual Interest Rate:	6.75% yearly payable in cash, semiannually beginning June 30, 2008 (for the period from January 1, 2008 to June 30, 2008)

Maturity:	5 years from issue date

Conversion Price:	$40.00

Equivalent Common Stock:	109,312,500 shares at $40.00 conversion price

Issuer Call Option:	Callable at par at the Issuer’s option at anytime 3 years after the date of issuance. Issuer will also pay accrued and unpaid interest up to the date of redemption plus the Make-Whole, if any.

Holder Conversion Rights:
(1) Holder will have the option to convert the Convertible Note into GM common stock upon Issuer providing notice that it intends to exercise its Call Option. (2) Holder will have the option to convert during the 3 months prior to maturity. (3) Holder will have the option to convert prior to maturity under the following circumstance: During any calendar quarter commencing after the issuance date if the closing price of the common stock exceeds 120% of the Conversion Price (Conversion Trigger Price of $48.00) for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter. Upon any such conversion by Holder, GM will pay Holder all accrued and unpaid interest up to the date of conversion in cash as well as, only, in the case of clause (1), the Make-Whole, if any, in cash.

Make-Whole:
Upon call of all or a portion of the Convertible Note (the “Called Amount”) by GM, GM will pay to the New VEBA Trust the Call Payment. The Call Payment is equal to the present value, at 9%, to the date of the call of the Remaining Cash Flow Payments due on the Called Amount. The Remaining Cash Flow Payments are equal to the difference between the interest payments (at 6.75%) that would have otherwise been received on the Called Amount to the Maturity Date less the dividend payments (based on the annual dividend in effect at the time of the call) to be received on the shares that the Called Amount would be converted into (at a $40.00 conversion price) to the Maturity Date. The Call Payment is not a transferable instrument. GM should not have to pay the Call Payment if GM stock has already accreted to $69.04 after year 3 and $72.75 after year 4 for the portion of the stock that the New VEBA Trust would be free to sell at that time.

Registration:
GM will provide registration rights for the resale of the (1) Convertible Note or (2) GM Common Stock issuable upon the conversion of the Convertible Note, on terms consistent with the Registration Rights Agreement Summary Term Sheet attached hereto.

Anti-Dilution:	Standard anti-dilution protections.

Lock-Up:
Holder shall not sell, hedge, assign or transfer any interest in the Convertible Note or GM Common Stock as a result of the conversion without the prior consent of GM until 1/1/2010. After 1/1/2010, Holder may sell the Convertible Note or GM Common Stock subject to reasonable volume restrictions for public offerings and limitations on block sales to a single holder or group of holders.

Ranking:	The Convertible Note will constitute part of Issuer’s senior debt. It will rank equally with all the Issuer’s other unsecured and unsubordinated debt.

Voting:	Shares of GM Common Stock issued upon conversion of the Convertible Note and held by the Holder will be voted by the Trustee in the same proportion as votes cast by all stockholders in the election.

Term	Description
Events of Default and Acceleration:
The Convertible Note is subject to the same Events of Default and Acceleration as outlined in the May 24, 2007 Prospectus Supplement. Further, the MOU will contain language that to the extent that obligations under the MOU have been accelerated, Holder may also accelerate the obligations under this Convertible Note.

Other:
Other standard terms as included in GM’s latest convertible note security issued in May 2007, including without limitation, Section 4.06 of the GM indenture, filed with the SEC on Form S-3, dated November 14, 1995.

Summary Term Sheet:
Registration Rights Agreement
Registration Rights are typically requested by holders of restricted securities. These rights require the issuer to file a registration statement so that holders of the security can sell their securities in the public market and thus obtain the highest price for the holder given liquidity that the capital markets offer. In turn, the issuer typically agrees to file a registration statement in return for certain restrictions placed on the holders of the securities. Share volume restrictions are typical to ensure that an orderly sale of the securities is executed.
Following are provisions to be included in the Registration Rights Agreement between GM and the VEBA Trust. These are typical of a registration rights agreement and are similar to those registration rights provided in connection with GM’s contribution of GM securities to VEBA trusts in 2003 while taking into consideration the type and structure of the security being issued.

Provision	Description	Terms

Applicability of restrictions on convertible notes and common stock:		The following restrictions apply to the convertible note and common stock after conversion. To evaluate the convertible or to perform any calculations on the convertible volume restrictions, the number of common shares underlying the convertible note should be used. In addition, the hedging of shares is also subject to the same volume restrictions

Demand Rights:	Restrictions on the number and size of plan registrations that the holder can request. Can only demand after lock-up period expires	Later of 1/1/2010 or when convertible notes are transferred to New VEBA: One Demand Registration per year (min. $500 million or 12.5 million shares /max. 54 million shares). No more than 54 million shares per year in combination with Rule 144 sales

Rule 144 Sales:	Ability to execute a transfer without registration under a Rule 144 exemption	Later of 1/1/2010 or when convertible notes are transferred to New VEBA: 13.5 million shares per quarter. No more than 54 million shares per year in combination with Demand Registration

Piggyback Rights:	Ability to participate in issuer offerings of common stock	No limitation as long as capacity exists and underwriters determine amount is appropriate. Priority given to issuer but in case of excess demand, pro-rated among piggyback right holders

Priority over other	Ability to exercise registration rights in	Plan participates in offerings on pro-rata

Provision	Description	Terms
Holders of Registration Rights:	advance of other holders of registration rights on the same security. Important if a number of security holders have registration rights	basis relative to beneficial ownership of GM stock.

Shelf Registration:	Registration statement covering note/stock “on the shelf” — filed and immediately available following demand	Available immediately after lock-up expires, however shelf requires amendment by GM prior to sale of securities

Restrictions on Block Sales:		No sales of blocks bigger than 2% of shares outstanding or to 5% holders who have intent to influence

Tender Offers:	Ability to participate in tender offers for the securities held	The trustee may participate in a tender offer only if the offer has been recommended by an independent committee of the GM Board

Blackouts:	Issuer’s right to postpone registrations / transfers	Up to 180 days

Initial Lockup:	Initial restriction on the transferring of securities	Holder shall not sell, hedge, assign or transfer any interest in the convertible note or GM common stock as a result of the conversion without the prior consent of GM until later of 1/1/2010 or when convertible notes are transferred to New VEBA

Voting:	Restrictions on voting rights attributable to common stock held	Shares of GM Common Stock issued upon conversion of the Convertible Note and held by the Holder will be voted by the Trustee in the same proportion as votes cast by all stockholders in the election

Marketing Rights:	Issuer support for marketing of securities (i.e., management time for road shows, etc)	Management available for transfers of at least 20 million shares, but no more than once per calendar year

Underwriters:	Rights to appoint and responsibility of underwriters	In a Demand Registration, GM may choose one of two underwriters to sell the securities and the Trust may choose the other. GM’s appointed underwriter has the ability to exercise a cutback right if the offering is too large to clear the market in an orderly fashion

Right of First Offer:	Issuer’s right of first offer on stock transfers	GM has the right of first offer to purchase the securities from the Trust after notice from the Trustee that the Trust plans to sell a certain number of securities

Standstill Agreement:		Trust will not accumulate additional GM shares or securities convertible into GM common stock without GM Board’s consent. Trust will not launch or aid anyone in launching any proxy contest or consent solicitation without GM Board’s consent

Appendix C
Base and Wage/COLA — The Buyout Amounts listed above are based on payment as of January 1 of the applicable year. If the Company makes a Buyout Amount payment on January 1, it shall pay the amount listed in the Buyout Column for the applicable year. If the Company makes a Buyout Amount payment between January 1 and the applicable scheduled annual payment date as listed above, it shall increase the applicable Buyout Amount listed above to reflect 9% annual earnings for the period between January 1 and the date of payment.
Shortfall Amount — The annual payments listed above shall be made on or before April 1 of each year in which a Shortfall Payment is required. The Buyout Amount listed above represents the present value of the remaining shortfall payments, as of January 1. If the Company elects to pay the Buyout Amount, it shall make such payment between January 1 and April 1 and shall increase the applicable Buyout Amount listed above to reflect 9% annual earnings for the period between January 1 and the date of payment.